STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

STATE OF NEW YORK ★ DEPARTMENT OF STATE ★

WITNESS my hand and official seal of the Department of State, at the City of Albany, on January 2, 2008.

Paul LaPointe
Special Deputy Secretary of State

Rev. 06/07

CT-07 071231000 643

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CORNERSTONE PHARMACEUTICALS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Cornerstone Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the New York Business Corporation Law, does hereby certify:

FIRST: The name of the corporation is Cornerstone Pharmaceuticals, Inc.

SECOND: The Certificate of Incorporation of the corporation was filed on November 21, 2001, and was amended on January 24, 2002, March 2, 2005, February 7, 2007, and December 28, 2007.

THIRD: The Amendment to the Certificate of Incorporation effected by this Amendment is as follows:

To authorize the corporation to issue 40,000,000 additional shares of common stock, par value $0.001 per share and 10,000,000 additional shares of preferred stock, par value $0.001 per share.

FOURTH: To accomplish the foregoing amendment, the first sentence of Paragraph FOURTH, which sets forth the number of shares of common stock and preferred stock which the corporation is authorized to issue, is hereby amended in its entirety to read as follows:

The total number of shares of all classes which the Corporation shall be authorized to issue is one hundred million (100,000,000) consisting of eighty million (80,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

FIFTH: The forgoing amendment of the Certificate of Incorporation of the corporation was duly authorized by the Board of Directors of the corporation and by written consent of the holders of a majority of the shares of common stock and Series A Convertible Preferred Stock of the corporation voting together as one class in accordance with Section 803(a) of the New York Business Corporation Law and by written consent of the holders of more than one-half of the outstanding shares of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, Cornerstone Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by Robert Shorr, its Chief Executive Officer and David Polinsky, its Secretary as of the 28th day of December, 2007 and does hereby affirm the contents hereof to be true under penalty under the penalties of perjury.

CORNERSTONE PHARMACEUTICALS, INC.

By /s/ Robert Shorr
Robert Shorr, Chief Executive Officer

By /s/ David Polinksy
David Polinsky, Secretary

071231000643

CT-07

FILED 2007 DEC 31 PM 1:20

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CORNERSTONE PHARMACEUTICALS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

ICC

STATE OF NEW YORK
DEPARTMENT OF STATE
FILED DEC 3 1 2007
TAX $ 10
BY: JCH
NEW YORK

Filed by: Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006

cstref #: 711690ICS

NY100 - 03/11/02 C T System Online

DRAWDOWN

JCH-10

2007 DEC 31 PM 12:52
RECEIVED

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